Exhibit 99.1

LKQ Corporation Announces Third Quarter 2004 Results

Chicago, IL--October 28, 2004--LKQ Corporation (NASDAQ: LKQX) today reported results for its third quarter ended September 30, 2004, with revenue of $106.0 million and net income of $4.6 million, representing growth over the third quarter of 2003 of 27.0% and 29.7%, respectively.

“Our Company reported an impressive revenue growth of 27% for the third quarter, in spite of the adverse effects of the hurricanes on our business and a reported decrease in automotive claims by major insurance carriers. Our organic revenue growth was 8.3%, and revenue growth from acquisitions was 18.7%. While our net income increased by nearly 30%, our EPS showed a slight decline as we had a 39% increase in the number of shares outstanding. We were particularly pleased with the strong operating cash flows of the business, which improved 72% over Q3 of the prior year to $11.6 million, as we drew down the inventory of unprocessed vehicles, which we accumulated earlier in the year. Today, we are also announcing the acquisition of a major recycler in the Northwest United States that significantly adds to our asset base and facilitates our growth in the Oregon and Washington markets,” said Joe Holsten, President and Chief Executive Officer.

Third Quarter 2004 Reported Results

For the third quarter of 2004, revenue increased 27.0% to $106.0 million compared with $83.5 million for the third quarter of 2003. Approximately $15.7 million in revenue growth was attributable to businesses we acquired in the first half of 2004. For the third quarter of 2004, net income increased 29.7% to $4.6 million compared with $3.5 million for the third quarter of 2003. Diluted earnings per share was $0.20 for the third quarter of 2004 compared with $0.22 for the third quarter of 2003; however, the decline in diluted earnings per share was primarily attributable to the increase in weighted average diluted shares outstanding by 6.3 million shares or 39.0%, partially offset by the increase in net income.

As previously disclosed in our press release dated October 14, 2004 and in the conference call held on the following day, our business in the third quarter was adversely affected by the severe weather in the Southeast U.S., a decrease in the number of accidents and higher cost of sales. However, we believe that the automobile damage caused by the weather in Florida and the other Eastern seaboard states should have a positive impact on our business in future quarters.

For the nine months ended September 30, 2004, revenue increased 27.6% to $311.0 million compared with $243.7 million for the same period in 2003. Organic revenue growth was 12.1%. For the nine months ended September 30, 2004, net income increased 34.2% to $15.5 million compared with $11.6 million for the same period in 2003. Diluted earnings per share was $0.69 for the nine months ended September 30, 2004 compared with $0.68 for the same period a year ago.

The weighted average diluted shares outstanding for the third quarter of 2004 was 22.5 million compared to 16.2 million for the third quarter of 2003 and for the nine months ended September 30, 2004 was 22.4 million compared to 17.1 million for the nine months ended September 30, 2003. The number of outstanding shares of common stock in 2004 has changed from 2003 due to several factors. In the first half of 2003, we repurchased 3.6 million shares from certain of our stockholders. In the fourth quarter of 2003, we issued 5.0 million shares in our initial public offering. We also issued approximately 187,000 shares in the first nine months of 2004 related to our business acquisitions. Other changes in weighted average diluted shares outstanding were related to the effect of changes in our stock price and the exercise of stock options and warrants.

Our Action Crash Parts acquisition, an aftermarket collision automotive replacement parts company we acquired in the first quarter of 2004, generated $29.0 million of revenue from the date of acquisition through September 30, 2004 with a related gross margin of 44.1%.

Fourth Quarter 2004 Acquisition

On October 26, 2004, we acquired for approximately $19 million net of acquired cash, Foster Auto Parts, Inc. and related companies, a recycled OEM automotive replacement parts business located in Portland, Oregon, which serves the Oregon and Washington market areas. This company has seven primary locations including three self-service facilities. The trailing annual revenue through September 30, 2004 of this business is approximately $28 million.

This business is expected to contribute less than $0.01 per share on a fully diluted basis to our 2004 results because the acquisition closed late in 2004.

Company 2004 Outlook

We continue to expect full year 2004 revenue to be within a range of $423 million to $427 million, net income to be within a range of $19.7 million to $20.8 million and diluted earnings per share to be between $0.88 and $0.92.

We estimate the weighted average diluted shares outstanding for the full year 2004 to be approximately 22.4 million and for the fourth quarter to be approximately 22.5 million. These share numbers are estimates and as such will be affected by factors such as stock issued in any future acquisitions we may do, the number of our options and warrants exercised in subsequent periods, and changes in our stock price.

Quarterly Conference Call

We will host an audio webcast to discuss our third quarter results along with 2004 earnings guidance on Thursday October 28, 2004 at 10:30 a.m. Eastern Time. The live audio webcast can be accessed on the internet at www.lkqcorp.com in the Investor Relations section. An online replay of the webcast will be available on the website approximately two hours after the live presentation and will remain on the site until November 28, 2004.

About LKQ Corporation

LKQ Corporation is the largest nationwide provider of recycled OEM automotive replacement parts and related services, with 45 sales and processing facilities, 7 self-service retail automotive parts facilities and 11 redistribution centers that reach most major markets in the United States. In addition, 3 facilities are located in Central America. Through our subsidiary Global Trade Alliance, Inc., which operates under the trade name Action Crash Parts, LKQ is one of the largest suppliers in the Midwest of aftermarket collision automotive replacement parts, operating in approximately 20 locations serving 15 states primarily east of the Mississippi River.

Forward Looking Statements

The statements in this press release that are not historical are forward looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements regarding our expectations, beliefs, hopes, intentions or strategies. Forward looking statements involve risks and uncertainties, some of which are not currently known to us. Actual events or results may differ materially from those expressed or implied in the forward looking statements as a result of various factors. These factors include:

•	the availability and cost of salvage vehicles;
•	pricing of new OEM replacement parts;
•	variations in vehicle accident rates;
•	changes in state or federal laws or regulations affecting our business;
•	fluctuations in fuel prices;
•	severity of weather and seasonality of weather patterns;
•	the amount and timing of operating costs and capital expenditures relating to the maintenance and expansion of our business, operations and infrastructure;
•	declines in asset values;
•	uncertainty as to changes in U.S. general economic activity and the impact of these changes on the demand for our products;
•	increasing competition in the automotive parts industry;
•	our ability to increase or maintain revenue and profitability at our facilities;
•	uncertainty as to the impact on our industry of any terrorist attacks or responses to terrorist attacks;
•	our ability to operate within the limitations imposed by financing arrangements;
•	our ability to obtain financing on acceptable terms to finance our growth;
•	our ability to integrate and successfully operate recently acquired companies and any companies acquired in the future and the risks associated with these companies;
•	our ability to develop and implement the operational and financial systems needed to manage our growing operations; and
•	other risks that are described in our Form 10-K filed March 24, 2004 and in other reports filed by us from time to time with the Securities and Exchange Commission.

You should not place undue reliance on the forward looking statements. We assume no obligation to update any forward looking statement to reflect events or circumstances arising after the date on which it was made.

Financial Tables To Follow

CONTACT:	LKQ Corporation
Mark T. Spears, Senior Vice President and Chief Financial Officer
312-621-1950
irinfo@lkqcorp.com

LKQ CORPORATION AND SUBSIDIARIES
Unaudited Consolidated Statements of Operations
( In thousands, except per share data )

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2004	2003	2004	2003

Revenue	$106,045	$83,473	$310,996	$243,746

Cost of goods sold	57,362	44,432	165,876	128,907

Gross margin	48,683	39,041	145,120	114,839

Facility and warehouse expenses	12,055	9,973	34,584	29,154

Distribution expenses	12,525	8,893	34,952	25,675

Selling, general and administrative expenses	14,333	12,288	43,580	35,015

Depreciation and amortization	1,795	1,325	5,017	4,070

Operating income	7,975	6,562	26,987	20,925

Other (income) expense
Interest expense	318	644	1,129	1,846
Interest income	(7)	(3)	(28)	(14)
Other (income) expense, net	117	50	(29)	(111)

Total other expense	428	691	1,072	1,721

Income before provision for income taxes	7,547	5,871	25,915	19,204

Provision for income taxes	2,985	2,352	10,375	7,626

Net income	$4,562	$3,519	$15,540	$11,578

Net income per share:

Basic	$0.23	$0.25	$0.78	$0.76

Diluted	$0.20	$0.22	$0.69	$0.68

Weighted average common shares outstanding:

Basic	20,203	14,205	19,966	15,326

Diluted	22,492	16,178	22,381	17,135

LKQ CORPORATION AND SUBSIDIARIES
Unaudited Consolidated Condensed Statements of Cash Flows
( In thousands )

	Nine Months Ended September 30,
	2004	2003

CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$15,540	$11,578
Adjustments to reconcile net income to net cash
provided by operating activities:
Depreciation and amortization	5,017	4,070
Write-off of debt issuance costs	346	—
Deferred income taxes	2,614	1,356
Other adjustments	9	(32)
Changes in operating assets and liabilities, net of
effects from purchase transactions:
Receivables	(1,630)	(2,368)
Inventory	(1,544)	1,066
Other operating assets and liabilities	(167)	1,356

Net cash provided by operating activities	20,185	17,026

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchases of property and equipment, net	(21,283)	(5,340)
Expenditures for intangible assets	(4)	—
Purchase of investment securities	(650)	—
Cash used in acquisitions	(43,514)	(3,285)

Net cash used in investing activities	(65,451)	(8,625)

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from the sale of common stock and warrant exercises	3,705	625
Debt issuance costs	(249)	(131)
Net borrowings of long-term debt	28,811	14,943
Repurchase of common stock	—	(22,902)

Net cash provided by (used in) financing activities	32,267	(7,465)

Net increase (decrease) in cash and equivalents	(12,999)	936

Cash and equivalents, beginning of period	16,082	584

Cash and equivalents, end of period	$3,083	$1,520

LKQ CORPORATION AND SUBSIDIARIES
Unaudited Consolidated Condensed Balance Sheets
( In thousands, except share data )

	September 30,	December 31,
	2004	2003
Assets

Current Assets:
Cash and equivalents	$3,083	$16,082
Receivables, net	26,411	22,542
Inventory	64,657	54,003
Prepaid expenses and other current assets	2,694	3,078

Total Current Assets	96,845	95,705

Property and Equipment, net	66,704	43,893
Intangibles, net	88,912	50,846
Deferred Income Taxes	5,821	8,556
Other Assets	4,969	4,154

Total Assets	$263,251	$203,154

Liabilities and Stockholders' Equity

Current Liabilities:
Accounts payable	$7,681	$6,831
Accrued expenses and other current liabilities	17,277	13,137
Current portion of long-term obligations	313	1,553

Total Current Liabilities	25,271	21,521

Long-Term Obligations, Excluding Current Portion	36,001	2,444
Other Noncurrent Liabilities	4,182	4,561

Redeemable Common Stock, $0.01 par value, 50,000
shares issued	617	617

Commitments and Contingencies

Stockholders' Equity:
Common stock, $0.01 par value, 500,000,000 shares
authorized, 20,187,553 and 19,476,831 shares issued at
September 30, 2004 and December 31, 2003, respectively.	202	195
Additional paid-in capital	199,635	191,602
Warrants	318	508
Retained earnings (Accumulated deficit)	(3,893)	(19,433)
Accumulated other comprehensive income	918	1,139

Total Stockholders' Equity	197,180	174,011

Total Liabilities and Stockholders' Equity	$263,251	$203,154

The following table reconciles EBITDA to net income:

	Three Months		Nine Months
	Ended September 30,		Ended September 30,
	2004	2003	2004	2003
	(In thousands)

Net income	$4,562	$3,519	$15,540	$11,578
Depreciation and amortization	1,795	1,325	5,017	4,070
Interest, net	311	641	1,101	1,832
Provision for income taxes	2,985	2,352	10,375	7,626

Earnings before interest, taxes, depreciation
and amortization (EBITDA)	$9,653	$7,837	$32,033	$25,106

EBITDA as a percentage of revenue	9.1%	9.4%	10.3%	10.3%